angionetics

THE HUMAN HEART



Product Candidate

Generx

(alferminogene tadenovec)

LEADING THE REVOLUTION INTO NEW FRONTIERS OF CARDIOVASCULAR MEDICINE



LIFE



PUMP



CORONARY ARTERY DISEASE



REFRACTORY ANGINA


120 140 160 180 200 220 240 260 280 300

LISTEN


ECG
zQ V3
zQ W3
zB V3
zV V3

MEASURE

Angiogram



LOOK


Genomics

DECODE


GCAAAAGTGACG
ATGCTATTGCTT
TATTTGTA
ACAAAG
GENERX[Ad5FGF-4]
CACCGGCAG
TTCGTCCATAA
TAGGCCATTTTTAC

DNA



VECTOR



GENE THERAPY


NDC 1111-1111-11 Rx Only
GENERX®
(alferminogene tadenovec)
6x10⁹vp/5 mL
For Intracoronary Infusion Only
Single Use Vial

PRODUCT CANDIDATE


2
3
4
5
6
7
8
9
10
11
12
cc

TOOL



HOPE



ANGIOGENESIS



FINDING NEW WAYS TO HEAL


CARDIAC SPECT IMAGING
Perfusion
Reversible Perfusion Defect
Before Treatment
4 Weeks Post-Generx Treatment
8 weeks Post-Generx Treatment

MEDICAL REVASCULARIZATION



REVITALIZE



LIVE.

THE BEAUTY OF BIOLOGY



THE POWER OF
REGENERATIVE MEDICINE

AFFIRM PHASE 3 CLINICAL STUDY



Product Candidate

Generx

(alferminogene tadenovec)

Product Candidate

Generx

(alferminogene tadenovec)

Generx [Ad5FGF-4] is a first in class, disease-modifying, single-dose, non- surgical, catheter-administered, angiogenic gene therapy that is designed to improve cardiac perfusion (blood flow) and to increase the supply of oxygenated blood in patients with refractory angina and myocardial ischemia due to advanced coronary artery disease, who are unresponsive to anti-anginal drugs and are not candidates for stents and bypass surgery. This process, termed "medical revascularization", represents a fundamentally new mechanism of action that focuses on increasing oxygen supply to the heart. The U.S. Food and Drug Administration has approved a late-stage Phase 3 clinical study to further evaluate the safety and efficacy of Generx in patients with myocardial ischemia and refractory angina (the AFFIRM Study). For more information about the AFFIRM Study see: www.MyRefractoryAngina.com.

Generx has been evaluated as a treatment for patients with refractory angina in four prior FDA-cleared, multi-center, randomized and placebo-controlled clinical studies, and one small international study. The combined studies have enrolled over 650 patients at over 100 medical centers in the U.S. and Western Europe and have generated over 2,500 patient years of safety data. In these multiple prior clinical studies, the Generx product candidate appeared safe and well- tolerated, and has generated preliminary findings of efficacy in men and women, in measures of cardiac perfusion, exercise tolerance, and angina status.

The Generx angiogenic gene therapy product candidate is designed to easily fit within the current practice of medicine, as a ready-to-use, one-time treatment, which is administered by interventional cardiologists, using standard cardiac balloon catheters, during an approximately one-hour, out-patient, angiogram- like procedure conducted on a non-acute basis, in a hospital or medical center catheterization laboratory setting.

Angionetics is a private San Diego-based gene therapy company focused on the research, development and commercialization of the Generx product candidate, for the potential treatment of ischemic cardiovascular, cerebral and other medical conditions and diseases, as well as for advanced tissue engineering applications. For more information see: www.angionetics.com.

angionetics

MICROVASCULAR GENE THERAPY

11568 Sorrento Valley Road, Suite 14
San Diego, CA 92121
858-436-1000